EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
Calamos Partners LLC
CPCM Acquisition, Inc.
and
Calamos Asset Management, Inc.
Dated as of January 10, 2017

TABLE OF CONTENTS

i

Annexes
Annex A—Conditions To the Offer
Annex B—Surviving Corporation Certificate of Incorporation
Annex C—Surviving Corporation Bylaws

INDEX OF DEFINED TERMS
Page
Acceptable Confidentiality Agreement	2
Acceptance Time	9
Acquisition Proposal	2
Acquisition Sub	1
Adverse Company Recommendation	34
Affiliates	2
Agreement	1
Benefit Plan	2
Board Recommendation	23
Book-Entry Shares	19
Business Day	3
Bylaws	15
Certificate of Incorporation	15
Certificate of Merger	15
Certificates	19
Class A Common Stock	3
Class B Common Stock	3
Closing	15
Closing Date	15
Code	3
Common Stock	3
Company	1
Company Board	1
Company Bylaws	3
Company Charter	3
Company Disclosure Schedule	21
Company Options	3
Company RSU Awards	3
Company Stock Awards	3
Contemplated Transactions	3
Contract	3
Control	3
Covered Persons	39
CP	2
Debt Financing	29
Debt Financing Source	29
Definitive Financing Agreements	37
DGCL	1
Dissenting Shares	17
DTC	20
Effective Time	15
ERISA	2
Exchange Act	3
Exchange Fund	18

GAAP	3
Governmental Entity	4
Intervening Event	4
Judgment	4
Knowledge	4
Law	4
Legal Proceeding	4
Liabilities	4
Material Adverse Effect	4
Maximum Premium	41
Merger	1
Merger Consideration	16
Nasdaq	5
Offer	1
Offer Documents	10
Offer Price	1
Offer to Purchase	7
Option Consideration	16
Ownership Interest	5
Parent	1
Parent Consent	26
Parent Disclosure Schedule	26
Parent Material Adverse Effect	5
Party	5
Paying Agent	18
Person	5
Preferred Stock	6
Public Stockholders	6
Purchaser Group	6
Purchasers	1
Representatives	32
Schedule 13E-3	11
Schedule 14D-9	13
Schedule TO	10
SEC	6
SEC Documents	6
Special Committee	1
Subsidiary	6
Superior Proposal	6
Surviving Corporation	14
Take-Over Statutes	25
Tax	6
Tax Return	6
Termination Date	43
Transfer	7

v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of January 10, 2017 (this “Agreement”), by and among Calamos Partners LLC, a Delaware limited liability company (“Parent”), CPCM Acquisition, Inc., a Delaware corporation (“Acquisition Sub” and, together with Parent, “Purchasers”), and Calamos Asset Management, Inc., a Delaware corporation (the “Company”).
RECITALS:
WHEREAS, it is proposed that Acquisition Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding shares of the Class A Common Stock at a price of $8.25 per share of Class A Common Stock, subject to reduction for any applicable withholding Taxes pursuant to Section 3.7(g), in cash (such amount, or any higher amount per share of Class A Common Stock that may be offered and paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;
WHEREAS, as soon as practicable following the consummation of the Offer, Acquisition Sub will be merged with and into the Company with the Company as the surviving entity in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions of this Agreement (the “Merger”);
WHEREAS, pursuant to the Merger, upon the terms and subject to the conditions of this Agreement, each share of Class A Common Stock, other than any Dissenting Shares and other than as provided in Section 3.5(b), will be converted into the right to receive the Offer Price, in cash;
WHEREAS, the board of directors of the Company (the “Company Board”) (upon the recommendation of a special committee consisting of the independent and disinterested members of the Company Board (the “Special Committee”)) has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, (ii) determined that the Merger is advisable and in the best interest of the Company and the Public Stockholders, and (iii) resolved to recommend that the holders of Class A Common Stock tender their shares of Class A Common Stock pursuant to the Offer;
WHEREAS, the board of directors of Acquisition Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (ii) resolved to submit this Agreement to its sole stockholder for approval of the adoption hereof, and (iii) resolved to recommend that its sole stockholder approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger;
WHEREAS, the members of Parent have approved this Agreement, the Offer, the Merger and the transactions contemplated hereby, and declared it advisable for Parent to enter into this Agreement; and

WHEREAS, the Merger shall be effected under Section 251(h) of the DGCL pursuant to the terms and subject to the provisions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:
ARTICLE I

DEFINED TERMS

Section 1.1  Definitions.  In this Agreement, unless the context otherwise requires, the following terms have the following meanings:
“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making an Acquisition Proposal entered into in accordance with the terms and conditions set forth in Section 6.2 and on terms and conditions customary with respect to transactions of the nature contemplated by such Acquisition Proposal; provided that such confidentiality agreement shall not be required to include any standstill or similar provisions or otherwise prohibit the making or amendment of any Acquisition Proposal.
“Acquisition Proposal” means any proposal or offer relating to (a) a merger, consolidation, share exchange or business combination involving the Company or any Company Subsidiaries representing 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, (b) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, (c) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing either (i) 20% or more of the voting power of the capital stock of the Company or (ii) 20% or more of the capital stock of the Company, including by way of a tender offer or exchange offer or (d) any other transaction having a similar effect to those described in clauses (a) through (c).
“Affiliates” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person; provided that (a) Parent and its Affiliates (other than the Company and the Company Subsidiaries) shall not be deemed to be Affiliates of the Company and the Company Subsidiaries and (b) the Company and the Company Subsidiaries shall not be deemed to be Affiliates of Parent and its Affiliates (other than the Company and the Company Subsidiaries) for any purpose hereunder.
“Benefit Plan” means each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of the Company Subsidiaries for the benefit of directors, former directors, consultants, employees or former employees of the Company or any of the Company Subsidiaries.
“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York or Chicago, Illinois are authorized or required by Law to close.
“Class A Common Stock” means the Class A Common Stock, par value $.01 per share, of the Company.
“Class B Common Stock” means the Class B Common Stock, par value $.01 per share, of the Company.
“Code” means the US Internal Revenue Code of 1986, as amended.
“Company Bylaws” means the Third Amended and Restated By-Laws of the Company.
“Company Charter” means the Second Amended and Restated Certificate of Incorporation of the Company.
“Common Stock” means the Class A Common Stock and the Class B Common Stock.
“Company RSU Awards” means any award of restricted stock units outstanding under any Benefit Plan.
“Company Options” means options to purchase Class A Common Stock outstanding under any Benefit Plan.
“Company Stock Awards” means the Company Options and Company RSU Awards.
“Contemplated Transactions” means the Offer, the Merger and the other transactions contemplated pursuant to this Agreement.
“Contract” means any contract, license, lease, commitment, arrangement, purchase or sale order, undertaking, understanding or other agreement, whether written or oral.
“Control” means the power to direct or cause the direction of management or policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated under such Securities Exchange Act, from time to time.
“GAAP” means accounting principles and practices generally accepted in the United States.

“Governmental Entity” means: (a) any federal, state, local, municipal, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (b) any self-regulatory organization or (c) any subdivision of any of the foregoing.
“Intervening Event” means a material event, fact, development or occurrence (other than any event, fact, development or occurrence resulting from a material breach of this Agreement by the Company) occurring after the date of this Agreement that was not known to (or the material consequences of which were not known to) the Special Committee as of or prior to the date hereof and becomes known to the Special Committee after the date hereof and prior to the Acceptance Time; provided, however, that the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof shall not constitute an Intervening Event.
“Judgment” means any judgment, order, award, writ, injunction or decree of any Governmental Entity or arbitrator.
“Knowledge” means, with respect to any Person, the actual knowledge of such Person after reasonable inquiry and, in the case of Parent or Acquisition Sub, the actual knowledge of John P. Calamos, Sr., John S. Koudounis, Robert Behan, or Thomas Herman, after reasonable inquiry.
“Law” means any law (including common law), statute, ordinance, code, regulation, rule or other requirement of any Governmental Entity.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
“Liabilities” means any liabilities or obligations of any kind, whether accrued, contingent, known or unknown, absolute, inchoate or otherwise.
 “Material Adverse Effect” means any change, development or event that, individually or in the aggregate, has a material adverse effect on the results of operations, business, or financial condition of the Company and its Subsidiaries taken as a whole; provided, that the term “Material Adverse Effect” shall not include any of the following, and in determining the existence of a Material Adverse Effect  none of the following, nor any such effect, development or event relating to or arising from the following, shall be considered: (a) changes in the economic, political or financial conditions generally in the United States or other countries in which the Company or any of its Subsidiaries conducts operations, (b) the occurrence, escalation, outbreak or worsening of any war, acts of terrorism or military conflicts in the United States or other countries in which the Company or any of its Subsidiaries conducts operations, (c) changes generally affecting the industries in which the Company and its Subsidiaries conduct operations, (d) changes in any applicable Laws or GAAP or principles, interpretations or enforcement thereof, (e) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (f) any changes in the trading price of shares of Class A Common Stock or the trading volume of shares of Class A Common Stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided, that the underlying causes of such change or failure, if not otherwise contemplated by clauses (a)-(i) hereof, may be considered in determining whether there was a Material Adverse Effect; (g) any effect, development or event primarily resulting directly or indirectly from the execution, announcement, pendency or consummation of this Agreement or the Contemplated Transactions, including any Legal Proceeding, departures of officers or employees, changes in relationships with suppliers or customers or any effects, developments or events arising from the terms of, or rights of any suppliers or customers under, any contracts with the Company or its Subsidiaries or other business relations to the extent resulting therefrom (including, without limitation, a reduction in assets under management), (h) any effect, development or event primarily resulting from (I) any action required to be taken or omitted by the Company pursuant to this Agreement, (II) any action taken or omitted to be taken by the Company at the written request of or with the written consent of Parent or Acquisition Sub, or (III) any action taken by Parent or Acquisition Sub, provided that, with respect to clause (h)(II), the underlying causes of such action or omission, if not otherwise contemplated by clauses (a) - (i) hereof, may be considered in determining whether there was a Material Adverse Effect, or (i) any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement or any of the Contemplated Transactions, including allegations of a breach of fiduciary duty, including by members of the Company Board or any Company officer or alleged misrepresentation in public disclosure; provided, however, that, with respect to clauses (a) through (e), effects resulting from any change, event, circumstance or development that has had a disproportionate adverse effect on the Company or any Company Subsidiary compared to other companies operating in the industries in which the Company or its Subsidiaries operate will be considered for purposes of determining whether a Material Adverse Effect has occurred, but only to the extent of the incremental disproportionate impact.
“NASDAQ” means The NASDAQ Global Select Market.
“Ownership Interest” has the meaning ascribed to it in the Calamos Holdings LLC Limited Liability Company Agreement as amended.
“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents or materially impedes, interferes with, hinders or delays (i) the consummation by Parent or Acquisition Sub of the Merger or any of the Contemplated Transactions on a timely basis, or (ii) the compliance by Parent or Acquisition Sub of its obligations under this Agreement that are material to the timely consummation of the Merger and the other Contemplated Transactions.
 “Party” means each party to this Agreement.
“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.
“Public Stockholders” means all of the holders of outstanding shares of Common Stock, excluding (i) Parent and its Affiliates, (ii) management of the Company and (iii) Calamos Investments LLC.
“Purchaser Group and Management” shall mean Parent, Affiliates of Parent, and management of the Company.
“SEC” means the United States Securities and Exchange Commission.
“SEC Documents” means all forms, reports and other documents required to be filed by the Company with the SEC.
“Subsidiary” means, when used with respect to any Person, any other Person in which such Person, directly or indirectly, owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person (or, in the case of a partnership, limited liability company or other similar entity, control of the general partnership, managing member or similar interests).
“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (except that references to “20%” in the definition of such term will be deemed to be references to “50%”) made in writing and not solicited in violation of Section 6.2 that the Company Board or any committee thereof (including the Special Committee) has determined in its good faith judgment (a) but for the voting control of Affiliates of the Purchasers would be reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the Party invoking the condition), and (b) if consummated, would result in a transaction more favorable to the Public Stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 6.2(e) and the time likely to be required to consummate such Acquisition Proposal).
“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duties, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, license, estimated, real property, personal property, windfall profits, occupation, premium, social security (or similar), workers compensation, transfer, registration, alternative or other tax, duty, fee or assessment of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amount and any interest in respect of such penalties and additions and including any amount payable pursuant to an obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.
“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, claim for refund, and declaration of estimated Tax.

“Termination Fee” means $2,500,000.
“Transfer” means, with (i) respect to any Common Stock or Ownership Interests, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Common Stock or Ownership Interest or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing and (ii) with respect to Class B Common Stock and Ownership Interests, the conversion of Class B Common Stock into, or exchange of Ownership Interests for, Class A Common Stock.  As a verb, “Transfer” shall have a correlative meaning.
ARTICLE II

THE OFFER

Section 2.1  The Offer.
(a)
Terms and Conditions of the Offer.  Provided that this Agreement shall not have been terminated pursuant to Article VIII, as promptly as practicable after the date hereof (but in no event more than seven (7) Business Days thereafter), Acquisition Sub shall (and Parent shall cause Acquisition Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer.  The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the holders of shares of Class A Common Stock and contains the terms and conditions set forth in this Agreement and in Annex A.  Each of Parent and Acquisition Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof.  The Offer shall be subject only to the conditions set forth on Annex A.

(b)
Waiver of Conditions.  Acquisition Sub expressly reserves the right to waive any of the conditions to the Offer and to make, in its sole and absolute discretion, any change in the terms of or conditions to the Offer, provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company, in its sole and absolute discretion, Acquisition Sub may not (and Parent shall not permit Acquisition Sub to) (A) change the form of consideration to be paid in the Offer, (B) decrease the Offer Price or the number of shares of Class A Common Stock subject to the Offer, (C) extend the Offer, other than in a manner permitted or required by the provisions of Section 2.1(d), (D) impose conditions to the Offer other than those set forth herein, or (E) amend, alter, modify or supplement the Offer (including the conditions set forth on Annex A) in any manner that is, or would reasonably be expected to be, adverse to the Public Stockholders.

(c)
Adjustments to the Offer Price.  The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend including any dividend or other distribution of securities convertible into Class A Common Stock, reclassification, combination, exchange of shares or other like change with respect to Class A Common Stock occurring on or after the date hereof and prior to Acquisition Sub’s acceptance for payment of shares of Class A Common Stock that are tendered pursuant to the Offer.

(d)	Expiration and Extension of the Offer.
(i)
Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, New York Time, on the date that is twenty (20) Business Days after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act).  In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii)	Notwithstanding the provisions of Section 2.l(d)(i) or anything to the contrary set forth in this Agreement:
(A)
Acquisition Sub shall extend the Offer for the minimum period required by any Law or Judgment, or any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ, in any such case that is applicable to the Offer;

(B)
in the event that any of the conditions to the Offer set forth on Annex A are not satisfied or waived (if permitted hereunder) as of any then-scheduled expiration of the Offer, Acquisition Sub shall extend the Offer for one or more successive extension periods of not more than five (5) Business Days each (or any longer period as may be approved in advance by the Special Committee); and

(C)
if, at any then-scheduled expiration of the Offer occurring on or after March 31, 2017, all of the conditions to the Offer set forth on Annex A are satisfied or waived (if permitted hereunder) and the Debt Commitment Letter has expired and a Substitute Financing Debt Commitment Letter has not been obtained by the Purchasers or their Affiliates (including, without limitation, John P. Calamos, Sr.) (in each case, other than as a result of a breach by Parent or Acquisition Sub of any of their representations, warranties or covenants set forth in Sections 5.11 or 6.3(d) of this Agreement), Acquisition Sub may extend the Offer (such an extension, a “Financing Extension”) for one or more successive extension periods of not more than five (5) Business Days each (or any longer period as may be approved in advance by the Special Committee) (provided that Acquisition Sub shall not be required to accept for payment, and pay for, any shares of Class A Common Stock after March 30, 2017 except if (Y) the Purchasers or their Affiliates (including, without limitation, John P. Calamos, Sr.) have obtained an extension of the Debt Commitment Letter or a Substitute Financing Debt Commitment Letter that is available through the date that is three (3) Business Days following the then-scheduled expiration of the Offer) or (Z) the expiration of the Debt Commitment Letter or the failure by the Purchasers or their Affiliates (including, without limitation, John P. Calmos, Sr.) to obtain a Substitute Financing Debt Commitment Letter that is available through the date that is three (3) Business Days following the then-scheduled expiration of the Offer is a result of a breach by Parent or Acquisition Sub of any of their representations, warranties or covenants set forth in Sections 5.11 or 6.3(d) of this Agreement);
provided, however, that the foregoing clauses (A), (B) and (C) of this Section 2.1(d)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Article VIII, and in no event shall Acquisition Sub be permitted or required to extend the Offer beyond the Termination Date.
(iii)
Neither Parent nor Acquisition Sub shall extend the Offer in any manner other than pursuant to and in accordance with the provisions of Section 2.1(d)(ii) without the prior written consent of the Company.

(iv)
Neither Parent nor Acquisition Sub shall terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article VIII, in which case Acquisition Sub shall (and Parent shall cause Acquisition Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.  If the Offer is terminated or withdrawn by Acquisition Sub, or this Agreement is terminated prior to the purchase of shares of Class A Common Stock in the Offer, Acquisition Sub shall promptly return, and shall cause any depository acting on behalf of Acquisition Sub to return, all tendered shares of Class A Common Stock to the registered holders thereof.

(e)
Payment for Shares of Class A Common Stock.  On the terms and subject to the conditions set forth in this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all shares of Class A Common Stock that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-l(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 2.1(d)(ii)) (the time of acceptance for payment of shares of Class A Common Stock, the “Acceptance Time”).  Without

limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any shares of Class A Common Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer.  The Offer Price payable in respect of each share of Class A Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction for any withholding Taxes pursuant to Section 3.7(g).
(f)	Schedule TO; Offer Documents. As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-3 promulgated under the Exchange Act), Acquisition Sub shall:
(i)
prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule l4d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other required ancillary documents, in each case, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”);

(ii)	deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;
(iii)
give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv)	cause the Offer Documents to be disseminated to all of the holders of shares of Class A Common Stock as and to the extent required by applicable Law (including the Exchange Act).
(g)
Parent and Acquisition Sub shall cause the Schedule TO and the other Offer Documents to comply as to form in all material respects with the requirements of applicable Law.  Subject to the provisions of Section 6.2, the Schedule TO and the other Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 4.3(c) that relate to the Offer.  The Company shall furnish to Parent and Acquisition Sub all information concerning the Company, its Subsidiaries and the holders of shares of Class A Common Stock that is required by applicable Law to be included in the Schedule TO or the other Offer Documents so as to enable Parent and Acquisition Sub to comply with their obligations under this Section 2.1(g).  Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule TO and the other Offer Documents in order to satisfy applicable Laws.  Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it or any of its respective directors, officers, employees, Affiliates, agents or other Representatives for use in the Schedule TO or the other Offer Documents if and to the extent such information shall have become false or misleading in any material respect.  Parent and Acquisition Sub shall take all steps necessary to cause the Schedule TO and the other Offer Documents, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the holders of shares of Class A Common Stock, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or NASDAQ.  Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the other Offer Documents prior to the filing thereof with the SEC or the dissemination thereof to the stockholders of the Company, and Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments thereon made by the Company or its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable).  Parent and Acquisition Sub shall provide to the Company and its counsel any and all comments or other communications, whether written or oral (with copies of any written comments delivered to the Company), that Parent, Acquisition Sub or their counsel may receive from the SEC or any other Governmental Entity or its staff with respect to the Schedule TO and the other Offer Documents promptly after such receipt, and Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or any other Governmental Entity or its staff (including by providing a reasonable opportunity for the Company and its counsel to review and comment on any such response, which comments Parent and Acquisition Sub shall consider reasonably and in good faith and by allowing the Company and its counsel a reasonable opportunity to participate in any discussion with the SEC or any other Governmental Entity or its staff concerning such comments).
(h)
Schedule 13E-3. On the date of commencement of the Offer, Parent, Acquisition Sub and such other Affiliates of Parent as may be required under applicable Law shall file with the SEC, pursuant to and in accordance with Rule 13e-3 under the Exchange Act, a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the transactions contemplated hereby (the “Schedule 13E-3”); provided that, at their election, subject to applicable Law, Parent and Acquisition Sub may include the Schedule 13E-3 in the Schedule TO included in the Offer Documents.  Each of Parent and Acquisition Sub shall use reasonable best efforts to respond, and the Company shall use reasonable best efforts to cooperate in such response, as promptly as practicable to any comments of the SEC or its staff with respect to the Schedule 13E-3 and promptly correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect, and each such Party shall take all steps necessary to amend or supplement the Schedule 13E-3, and Parent and Acquisition Sub shall cause the Schedule 13E-3 as so amended or supplemented to be filed with the SEC and disseminated to the holders of the Common Stock, in each case as and to the extent required by applicable federal securities Laws.  Each of Parent, Acquisition Sub, the Company, the Special Committee and their respective counsel shall be given reasonable opportunity to review and comment upon the Schedule 13E-3 and any amendments or supplements thereto a reasonable time prior to filing such documents with the SEC and shall consider in good faith any comments thereto made by any of Parent, Acquisition Sub, the Company, the Special Committee and their respective counsel. Parent and Acquisition Sub shall (i) provide the Company, the Special Committee and their respective counsel with any written comments or requests (and inform them of any oral comments or requests) for additional information it or any of its representatives may receive from the SEC or its staff with respect to the Schedule 13E-3 (or any amendments or supplements thereto) promptly after the receipt of such comments or requests, (ii) provide the Company and the Special Committee and their respective counsel a reasonable opportunity to review and comment upon any written responses thereto a reasonable time prior to responding to such comments or requests, (iii) consider in good faith any comments thereto made by the Company, the Special Committee or their respective counsel, and (iv) consult (to the extent practicable) with the Company, the Special Committee, and their respective counsel prior to making any material oral responses or engaging in any material discussions with the SEC or its staff.  Parent and Acquisition Sub shall use reasonable best efforts to permit the Company and the Special Committee to participate with them or their representatives in any material discussions or meetings with the SEC or its staff. Subject to Section 6.2, the Company hereby consents to the inclusion in the Schedule 13E-3 of the Board Recommendation.
(i)
If, at any time prior to the Acceptance Time, any information relating to the Company or Parent or any of their respective Affiliates should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Schedule 13E-3, as applicable, so that the Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by applicable Law, shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(j)
It is the contemplation of the Parties that following the consummation of the Offer, the Merger will be effected pursuant to Section 251(h) of the DGCL.  If for any reason Section 251(h) is not applicable to the Merger, with the result that the conditions to the Offer are not satisfied and the Offer is not consummated, the Parties will use their commercially reasonable efforts to effect the Merger through an alternative structure that may or may not be preceded by a tender offer.

Section 2.2  Company Actions.
(a)
Company Determinations; Approvals and Recommendations.  The Company hereby approves and consents to the Offer.  The Company hereby consents to the inclusion of the Board Recommendation in the Offer Documents assuming such Board Recommendation has not been withheld, withdrawn, amended or modified in accordance with this Agreement.

(b)
Schedule l4D-9.  The Company shall (i) file with the SEC, as promptly as reasonably practicable, but in no event more than one (1) Business Day after the filing by Parent and Acquisition Sub of the Schedule TO and the other Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing, (A) except as provided in Section 6.2, the Board Recommendation and (B) notice to the holders of shares of Class A Common Stock informing such holders of their rights of appraisal in respect of the shares of Class A Common Stock in accordance with Section 262 of the DGCL, and (ii) take all steps necessary to disseminate the Schedule l4D-9 to the holders of Class A Common Stock as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable Laws.  If requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of shares of Class A Common Stock together with the Offer Documents.  Each of Parent and Acquisition Sub shall furnish in writing to the Company all information concerning Parent and Acquisition Sub that is required by applicable Laws to be included, or reasonably requested by the Company for inclusion, in the Schedule 14D-9.  Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding Parent and Acquisition Sub that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws.  Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, Affiliates, agents or other Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect.  The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of shares of Class A Common Stock, in each case as and to the extent required by applicable Laws or by the SEC or its staff or NASDAQ.  The Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments thereon made by Parent, Acquisition Sub and their counsel (it being understood that Parent, Acquisition Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide in writing to Parent, Acquisition Sub and their counsel any written comments or other communications (and inform Parent and Acquisition Sub in writing of any oral comments or other communications) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and the Company shall provide

Parent, Acquisition Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including by providing a reasonable opportunity for Parent, Acquisition Sub and their counsel to review and comment on any such response, which comments the Company shall consider reasonably and in good faith). Notwithstanding anything to the contrary contained in this Section 2.2(b), the obligations of the Company in the immediately preceding two (2) sentences shall not apply if the Company Board effects an Adverse Company Recommendation or has formally determined to do so in accordance with and as permitted by this Agreement.
(c)
Company Information.  In connection with the Offer, the Company shall, or shall cause its transfer agent to, furnish Parent and Acquisition Sub with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Class A Common Stock, including a list, as of the most recent practicable date, of the holders of Class A Common Stock, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Class A Common Stock and lists of security positions of the shares of Class A Common Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions).  Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Acquisition Sub (and their respective agents) shall:

(i)	hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;
(ii)	use such information only in connection with the Offer and the Merger and only in the manner provided in this Agreement; and
(iii)
if this Agreement shall be terminated pursuant to Article VIII, promptly return (and use their respective reasonable best efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE III

THE MERGER

Section 3.1  The Merger.  At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Acquisition Sub will be merged with and into the Company, the separate existence of Acquisition Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”).  The Merger will have the effects as provided in this Agreement and by the DGCL (including, without limitation, Section 251(h) of the DGCL).  The Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following the Acceptance Time.

Section 3.2  Effective Time.  As soon as practicable on the Closing Date, the Company will file with the Secretary of State of the State of Delaware a certificate of merger, in such form as is determined by the parties and in accordance with the DGCL (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL.  The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is permissible in accordance with the DGCL and as the Parties may agree, as specified in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).
Section 3.3  Closing.  Unless otherwise agreed by the Parties in writing, the closing of the Merger (the “Closing”) will take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036 as soon as practicable following the Acceptance Time and in any event no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by this Agreement and applicable Law) of the conditions (other than conditions that by their nature are to be satisfied at the Closing but subject to such conditions being satisfied) provided in Article VII (the date of the Closing, the “Closing Date”).
Section 3.4  Certificate of Incorporation; Bylaws; Directors and Officers.  At the Effective Time:
(a)
the Company Charter shall be amended and restated in the Merger to read in its entirety as set forth in Annex B, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”), until thereafter amended in accordance with its terms and as provided by the DGCL (subject to Section 6.8 hereof);

(b)
the Company Bylaws shall be amended and restated in the Merger to read in their entirety as set forth in Annex C, and as so amended and restated shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended in accordance with their terms and as provided by the DGCL (subject to Section 6.8 hereof);

(c)
the directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly elected or appointed as provided in the Certificate of Incorporation or Bylaws; and

(d)
the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly appointed as provided in the Certificate of Incorporation or Bylaws.

Section 3.5  Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company or the holders of any equity interests of the Company or Acquisition Sub, as applicable:

(a)    each share of common stock, par value $0.01 per share, of Acquisition Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation;
(b)
all shares of Common Stock that (i) are irrevocably accepted for purchase or exchange in the Offer, (ii) are held in the treasury of the Company or (iii) were owned at the commencement of the Offer by Acquisition Sub, any Person that owns, directly or indirectly, all of the outstanding stock of Acquisition Sub (an “Acquisition Sub Parent”), or any direct or indirect wholly-owned Subsidiary of Acquisition Sub or an Acquisition Sub Parent (the Persons in this subsection (iii), “Section 251(h) Entities”), shall, by virtue of the Merger be cancelled and no consideration shall be delivered in exchange therefor; and

(c)
each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.5(b) and Dissenting Shares) will be converted into the right to receive $8.25, in cash, without interest (the “Merger Consideration”), and, when so converted, will cease to exist.

(d)
Company Options. Effective as of immediately prior to the Effective Time, (i) each Company Option outstanding immediately prior to the Effective Time, whether or not vested, shall be cancelled and terminated as of the Effective Time and (ii) each holder of each such Company Option shall be paid by the Surviving Corporation promptly after the Effective Time, subject to Section 3.7(g), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Common Stock underlying such Company Option immediately prior to the Effective Time, by (y) an amount equal to (A) the Merger Consideration, less (B) the per share exercise price of such Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Surviving Corporation by the holder of a Company Option).  Within three (3) Business Days after the Closing, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation, as promptly as practicable (and in no event later than the next regular payroll date), to pay to each of the holders of Company Options, the applicable Option Consideration (less any applicable withholding Taxes pursuant to Section 3.7(g)).

(e)
Company RSU Awards. (i) Each Company RSU Award held by a director, officer or employee of, or consultant to, the Company or any of its Subsidiaries outstanding immediately prior to the Effective Time shall cease to be entitled to one share of Class A Common Stock upon vesting of the RSU Award and instead shall be entitled upon vesting to the Merger Consideration (and, to the extent, if any, provided under the terms of the applicable awards, an amount equal to the cash dividends that would have been received with respect to one share of Class A Common Stock during the period from the grant date of such RSU Award through the Effective Time, but not thereafter), subject to Section 3.7(g); and (ii) each

Company RSU Award outstanding immediately prior to the Effective Time which vests in whole or in part on the basis of the achievement of performance goals shall be subject to appropriate and equitable modification of the applicable performance goals by the committee of the Company Board administering such Company RSU Awards reasonably necessary to reflect the expected effect of the Merger on such performance goals.  Anything to the contrary in this Section 3.5(e) notwithstanding, if by reason of the Contemplated Transactions, a position with the Surviving Corporation of a holder of a Company RSU Award will terminate as of the Effective Time (including, for the avoidance of doubt, as a result of resignation or removal of directors as contemplated by this Agreement), for purposes of this Section 3.5(e), such Company RSU Award shall be deemed to vest as of the Effective Time and within three (3) Business Days after the Closing, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation, as promptly as practicable (and in no event later than five (5) Business Days after the Closing), to pay to each of the holders of such Company RSU Awards, the applicable Merger Consideration (and, to the extent, if any, provided under the terms of the applicable awards, an amount equal to the cash dividends that would have been received with respect to one share of Class A Common Stock during the period from the grant date of such RSU Award through the Effective Time, but not thereafter) (less any applicable withholding Taxes pursuant to Section 3.7(g)).
(f)	The Company, the Company Board and any applicable committee thereof shall take all requisite action to effectuate the provisions of Section 3.5(d) and Section 3.5(e) above.
Section 3.6  Dissenting Shares.
(a)
Notwithstanding anything in this Agreement to the contrary, shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration.  Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall effectively waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into the right to receive, and to have become exchangeable solely for, the Merger Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law.

(b)	The Company shall give Parent:

(i)   prompt notice of any written demand for appraisal or payment of the fair value of any shares of Common Stock, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company; and
(ii)	the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.
(c)
The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.7  Exchange of Certificates; Payment for Common Stock.
(a)
Paying Agent.  Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration.  The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company.  At or prior to the Effective Time, Parent will have deposited, or caused to be deposited, with the Paying Agent, for the benefit of the holders of shares of Class A Common Stock, the aggregate amount of cash payable under Section 3.5(c) (the “Exchange Fund”).  Such funds shall be invested by the Paying Agent as directed by Parent pending payment thereof by the Paying Agent to the holders of the shares of Class A Common Stock in obligations of or guaranteed by the United States of America, obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available).  To the extent that there are any losses with respect to any investments of the funds deposited with the Paying Agent, or the funds shall for any other reason, including Dissenting Shares losing their status as such, not be sufficient for the Paying Agent to make prompt payment of the Merger Consideration, then upon demand by the Paying Agent, Parent shall promptly reimburse any such loss or otherwise provide additional funds so as to ensure that the funds are at all times maintained at a level sufficient for the Paying Agent to make all payments contemplated by this Agreement.

(b)	Exchange Procedures.
(i)
Promptly after the Effective Time (but no later than three (3) Business Days after the Effective Time), Parent shall cause the Paying Agent to, and the Paying Agent will, mail to each holder of record of a certificate or certificates, which represented outstanding shares of Common Stock immediately prior to the Effective Time (“Certificates”), and to each holder of uncertificated shares of Common Stock represented by book entry immediately prior to the Effective Time (“Book-Entry Shares”), in each case, whose shares were converted into the right to receive cash pursuant to Section 3.5(c):
(A)
a letter of transmittal (which will be in customary form) specifying that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person will pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent; and

(B)	instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, in exchange for the applicable Merger Consideration.
(ii)
Upon surrender to, and acceptance in accordance with Section 3.7(b)(iii) below by, the Paying Agent of a Certificate or of Book-Entry Shares, the holder will be entitled to the amount of cash into which the number of Book Entry Shares or shares of Common Stock formerly represented by each Certificate surrendered have been converted into the right to receive under this Agreement.

(iii)
The Paying Agent will accept Certificates or Book Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange of the Certificates or Book-Entry Shares in accordance with normal exchange practices.

(iv)
After the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of Certificates or Book-Entry Shares and if such Certificates or Book-Entry Shares are presented to the Company for transfer, they will be canceled against delivery of the Merger Consideration allocable to the shares of Common Stock represented by such Certificates or Book-Entry Shares.

(v)	No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.
(vi)
If any Merger Consideration is to be remitted to a name other than that in which the surrendered Certificate or Book-Entry Share is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate or Book-Entry Share unless:

(A)	the Certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer;
(B)	the Book-Entry Share is properly transferred; and

(C)
the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(vii)
Until surrendered as contemplated by this Section 3.7 and at any time after the Effective Time, each Certificate or Book-Entry Share (other than those representing any Dissenting Shares) will be deemed to represent only the right to receive upon such surrender the Merger Consideration allocable to such Book-Entry Share or the shares represented by such Certificate as contemplated by Section 3.5(c).

(viii)
Following the Effective Time, all shares of Class A Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.5(c), held directly or indirectly in “street name” through the Depository Trust Company (“DTC”) or its nominee, will be cancelled and will be exchanged for the Merger Consideration in accordance with the practices and procedures of DTC and its applicable direct and indirect participants.

(c)
No Further Ownership Rights in Common Stock.  The Merger Consideration paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with this Section 3.7 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock represented by such Certificates or Book-Entry Shares.

(d)
Termination of Exchange Fund.  The Paying Agent will deliver to the Surviving Corporation any portion of the Exchange Fund (including any interest and other income received by the Paying Agent in respect of all such funds) which remains undistributed to the holders of Certificates or Book-Entry Shares upon expiry of the period of twelve (12) months following the Effective Time.  Any holders of shares of Common Stock prior to the Merger who have not complied with this Section 3.7 prior to such time may look only to the Surviving Corporation for payment of their claim for Merger Consideration to which such holders may be entitled.

(e)
No Liability.  No Party will be liable to any Person in respect of any amount from the Exchange Fund delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.

(f)
Lost, Stolen or Destroyed Certificates.  If any Certificate is lost, stolen or destroyed, the Paying Agent will issue the Merger Consideration deliverable in respect of, and in exchange for, such lost, stolen or destroyed Certificate, as determined in accordance with this Section 3.7, only upon:

(i)   the making of an affidavit of such loss, theft or destruction by the Person claiming such Certificate to be lost, stolen or destroyed; and either
(ii)
if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such Certificate; or

(iii)
if reasonably required by the Surviving Corporation, the entering into of an indemnity agreement by such Person reasonably satisfactory to the Surviving Corporation to indemnify the Surviving Corporation against any claim that may be made against it with respect to such Certificate.

(g)
Withholding Rights.  Purchasers or the Surviving Corporation, as applicable, may deduct and withhold, or may instruct the Paying Agent to deduct and withhold, from the consideration otherwise payable under this Agreement to any holder of shares of Common Stock such amounts as Purchasers, the Surviving Corporation or the Paying Agent is required to deduct and withhold under the Code or any similar provision of state, local or foreign Tax Law with respect to the making of such payment.  Any amounts so deducted and withheld by Purchasers, the Surviving Corporation or the Paying Agent will be treated as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made for all purposes.

Section 3.8  Adjustments to Merger Consideration.  In the event that, between the date of this Agreement and the Acceptance Time, the number of issued and outstanding shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the per share Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing in the foregoing shall permit the Company to take any action which is otherwise prohibited by the terms of this Agreement.
Section 3.9  Necessary Further Actions.  As of the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Acquisition Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Acquisition Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in any SEC Document or in the exhibits thereto filed at least two (2) Business Days prior to the date of this Agreement, the Company hereby represents and warrants to the Purchasers as follows:
Section 4.1  Organization and Qualification.
(a)
The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it.  Except as would not reasonably be expected to have a Material Adverse Effect, each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

(b)
Each of the Company and the Company Subsidiaries is qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 4.2  Capitalization.
(a)
As of December 30, 2016, the authorized capital stock of the Company consists of (i) 600,000,000 shares of Class A Common Stock; (ii) 1,000 shares of Class B Common Stock; and (iii) and 6,000,000 shares of Preferred Stock.  As of December 30, 2016, there were 20,530,571 shares of Class A Common Stock issued and outstanding (including 3,776,860 shares of Class A Common Stock held by Calamos Investments LLC), 5,157,630 shares of Class A Common Stock held in treasury, 100 shares of Class B Common Stock issued and outstanding, no shares of Class B Common Stock held in treasury, and no shares of Preferred Stock issued and outstanding.  All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable.  As of December 30, 2016, except for 3,910,512 Company RSU Awards, there are no restricted shares of Common Stock or Company RSU Awards which have been granted by the Company other than such shares that have fully vested prior to the date hereof.

(b)
As of December 30, 2016, except for 807,362 Company Options, there are no outstanding options, warrants or other rights of any kind (including preemptive rights) issued or granted by the Company to acquire from the Company any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares from the Company, nor is the Company committed to issue any such option, warrant, right or security.
(c)
The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 4.3  Authorization; Approval and Fairness.
(a)
The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, subject, in the case of the consummation of the Merger, to the satisfaction of the conditions of Section 251(h) of the DGCL, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL.

(b)
This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchasers, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.

(c)
On or prior to the date of this Agreement, the (i) Special Committee and the Company Board (upon the recommendation of the Special Committee) have (I) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, and (II) determined that the Offer and the Merger are in the best interest of the Company and the Public Stockholders, and (ii) the Company Board (upon the recommendation of the Special Committee) has resolved to recommend that the holders of Class A Common Stock tender their Class A Common Stock pursuant to the Offer (the “Board Recommendation”).

(d)
The Special Committee has received an opinion of  Duff & Phelps, LLC, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders (other than with respect to Dissenting Shares).

Section 4.4  Consents.
(a)
Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 4.4(b) have been made or obtained, the execution, delivery and performance by the Company of this Agreement will not (with or without notice or lapse of time or both) result in any violation of or be in conflict with, or result in a breach of, or constitute a default (or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under:
(i)	any provision of the Company’s or any of the Company Subsidiaries’ certificate of incorporation or bylaws (or comparable organizational documents); or
(ii)
assuming the veracity of the representation in the first sentence of Section 5.10, any Law or Judgment to which the Company or any of the Company Subsidiaries or their respective properties is subject or bound.

(b)
No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the Company’s valid execution, delivery or performance of this Agreement, or the consummation of any transaction contemplated on the part of the Company under this Agreement, except (i) in connection, or in compliance, with the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate related documents with the relevant authorities of other states in which the Company is qualified to do business, and (iii) approvals, qualifications, orders, authorizations, or filings, in each case, the failure to obtain which would not reasonably be expect to have a Material Adverse Effect or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.5  Brokers and Finders.  Other than Duff & Phelps, LLC (“Duff & Phelps”), the Company has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement.  The Company has disclosed to Parent all amounts payable to Duff & Phelps.
Section 4.6  Schedule 13E-3; Schedule TO.  Any information relating to the actions of the Special Committee or its Representatives (other than such Representatives who are also members or Representatives of the Purchaser Group and Management) and provided in writing by or at the direction of the Special Committee or any of its Representatives (other than such Representatives who are also members or Representatives of the Purchaser Group and Management or are providing such information at the direction of the Purchaser Group and Management or any of its Representatives) for inclusion, or incorporation by reference, in the Schedule 13E-3, the Schedule TO or the Offer Documents (or in any amendment thereof or supplement thereto) does not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 4.7  Schedule 14D-9  The Schedule 14D-9 (and any amendment thereof or supplement thereto), when filed with the SEC, on the date first published, sent or given to the holders of Class A Common Stock, and at the time of consummation of the Offer, shall comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws.  The Schedule 14D-9, when filed with the SEC, on the date first published, sent or given to the holders of Class A Common Stock, and at the time of consummation of the Offer, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to (i) the accuracy or completeness of statements included or incorporated by reference in the Schedule 14D-9 based on information supplied by or on behalf of members of the Purchaser Group and Management or any of their Representatives or (ii) any financial projections or forward-looking statements.
Section 4.8  Stockholder Approval; Etc.
(a)
Assuming the veracity of the representation in the first sentence of Section 5.10, the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock, voting as a single class, is the only vote of the holders of any class or series of the Company’s capital stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt, approve or authorize this Agreement and consummate the Merger and other transactions contemplated hereby.

(b)
Assuming the veracity of the representations in the second, third and fourth sentences of Section 5.10, and that Parent and Acquisition Sub perform the obligations, agreements and covenants to be performed by them, or complied with by them, under this Agreement, the Merger can be consummated pursuant to Section 251(h) of the DGCL.

Section 4.9  Takeover Statutes.  No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including, assuming the veracity of the representation in the first sentence of Section 5.10, Section 203 of the DGCL) (collectively, “Takeover Statutes”) is applicable to this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger.  The Company has determined that, assuming the veracity of the representation in the first sentence of Section 5.10, the restrictions on business combinations in Section 203 of the DGCL do not apply to the Merger, the Offer or any of the other Contemplated Transactions.
Section 4.10  No Other Representations and Warranties.  The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, Parent and Acquisition Sub and their respective Representatives do not make, and have not made, and the Company is not relying upon, any representation or warranty whatsoever relating to Parent, its Subsidiaries, or any of its or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to the accuracy or completeness of any information (financial or otherwise) regarding Parent or any of its Subsidiaries furnished to the Company or its Representatives or made available to the Company and its Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
Except as set forth in the corresponding sections of the disclosure schedule delivered by Parent to the Company before the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that any item disclosed in any Section of the Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of the Parent Disclosure Schedule to the extent that the relevance of such item to such other Section is reasonably apparent from the face of such disclosure or the context in which such disclosure is made), Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 5.1  Organization and Qualification.  Each of Parent and Acquisition Sub is duly organized, validly existing and in good standing under the laws of Delaware and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it.  Acquisition Sub is a direct, wholly owned Subsidiary of Parent that was formed solely for the purpose of merging with and into the Company and taking action incident to the Offer and the Merger.  Since the date of its incorporation, Acquisition Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
Section 5.2  Authorization.
(a)   Each of Parent and Acquisition Sub has all requisite company power and authority and has taken all company action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement including the Merger, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL.  Prior to the execution of this Agreement, Parent, as sole stockholder of Acquisition Sub, duly executed and delivered a stockholder consent, such consent to be effective immediately following the execution of this Agreement, adopting this Agreement pursuant to Section 228 of the DGCL (the “Parent Consent”).  Parent has delivered to the Company a copy of the Parent Consent, and the Parent Consent has not been rescinded, revoked or modified in any respect.
(b)   The execution and delivery by Parent and Acquisition Sub of this Agreement and the consummation by Parent and Acquisition Sub of the Contemplated Transactions have been duly authorized by all necessary entity action on the part of Parent and Acquisition Sub and no other entity proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement and consummation of the Contemplated Transactions.  This Agreement has been duly executed and delivered by Purchasers and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Purchasers, enforceable against Purchasers in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.
Section 5.3  Schedule 13E-3; Schedule TO; Schedule 14D-9. The Schedule TO and the other Offer Documents and the Schedule 13E-3 will, when filed with the SEC, at any time they are amended or supplemented, and at the time they are first published, sent or given to the Company’s stockholders, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the other Offer Documents and the Schedule 13E-3, when filed with the SEC, at any time they are amended or supplemented, and on the date first published, sent or given to the Public Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Acquisition Sub with respect to statements included or incorporated by reference in the Schedule TO or Schedule 13E-3 based on information relating to the actions of the Special Committee or its Representatives (other than such Representatives who are also members or Representatives of the Purchaser Group and Management) and provided in writing by or at the direction of the Special Committee or any of its Representatives (other than such Representatives who are also members or Representatives of the Purchaser Group and Management or are providing such information at the direction of the Purchaser Group and Management or any of its Representatives).  Any information provided in writing by Parent or Acquisition Sub or any of their respective directors, officers, employees, Affiliates, agents or other Representatives for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 5.4  Consents.
(a)   Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 5.4(b) have been made or obtained, the execution, delivery and performance by Purchasers of this Agreement will not (with or without notice or lapse of time or both) result in any violation of or be in conflict with, or result in a breach of, or constitute a default (or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under:
(i)     any provision of the organizational documents of Parent or Acquisition Sub; or
(ii)    any Law or Judgment to which Parent or Acquisition Sub or their respective properties is subject or bound.
 (b)   No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this Agreement by Parent or Acquisition Sub, or the consummation of any transaction contemplated on the part of Parent or Acquisition Sub under this Agreement, except (i) in connection, or in compliance, with the Exchange Act, (ii) the filing of the Certificate of

Merger with the Secretary of State of the State of Delaware, and (iii) approvals, qualifications, orders, authorizations, or filings, in each case the failure to obtain which would not reasonably beexpected to prevent or materially delay Purchaser’s or Acquisition Sub’s ability to consummate the transactions contemplated by this Agreement.
Section 5.5  Legal Proceedings.  Parent and each Subsidiary of Parent are in compliance with and are not in default under or in violation of any Law, except where such non-compliance, default or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  There is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Subsidiary of Parent that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.  There is no Judgment outstanding against Parent or any Subsidiary of Parent or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.  Parent has not received any written notification of, and to the Knowledge of Parent there is no, investigation by any Governmental Body involving Parent or any Subsidiary of Parent or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
Section 5.6  Sufficient Funds.  Parent and Acquisition Sub will have, as of the Acceptance Time and at the Effective Time, sufficient funds available (including cash on hand at the Company) for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price and Merger Consideration and the consideration payable at or about the Effective Time in respect of the Company Stock Awards, and to pay all related fees and expenses.  Parent’s and Acquisition Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Acquisition Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement.
Section 5.7  Brokers and Finders.  Other than Bank of America Merrill Lynch, Purchasers have not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s, or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement.
Section 5.8  Solvency of Parent and the Surviving Corporation.  Neither Parent nor Acquisition Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.  Both as of the date of this Agreement and immediately following the Effective Time and after giving effect to the Merger and taking into account the financing and related transaction costs necessary to consummate the Merger, Parent and the Surviving Corporation will not (i) be insolvent (either because their respective financial conditions are such that the sum of their debts is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their probable liability on their existing debts as such debts mature); (ii) have unreasonably small capital with which to engage in the business of the Company as conducted immediately prior to the consummation of the Merger; or (iii) have incurred debts beyond their ability to pay such debts as such debts become due, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect of their respective indebtedness, in each case after giving effect to the transactions contemplated by this Agreement.
Section 5.9  Absence of Certain Agreements.  Except as set forth in Section 5.9 of the Parent Disclosure Schedule, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written) with any stockholder of the Company in connection with the transactions contemplated by this Agreement or pursuant to which any current employee of the Company has agreed to (x) remain as an employee of the Company or any Affiliate of the Company or Parent following the Acceptance Time (other than pursuant to any employment Contracts in effect as of the date hereof) in consideration of the payment of any bonus, benefits or other compensation outside the ordinary course of employment, (y) contribute or “roll-over” any portion of such employee’s shares of Common Stock or Company Stock Awards to the Company or any Affiliate of the Company or Parent, or (z) receive any capital stock or equity securities of the Company or Parent or any Affiliate of the Company or Parent.
Section 5.10  Stock Ownership.  Each of the Purchasers and their respective “affiliates” and “associates” (as such terms are defined in Section 203 of the DGCL) either (i) was not an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company on or prior to the adoption of the Amended and Restated Certificate of Incorporation of the Corporation that was filed with the Secretary of State of the State of Delaware on October 27, 2004 or (ii) has been an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company for at least 3 years prior to the date hereof.  The Section 251(h) Entities hold, of record and beneficially, all outstanding shares of Class B Common Stock and certain Ownership Interests representing at least a majority of the total Ownership Interests outstanding.  Each of the Section 251(h) Entities is a CFP Permitted Transferee (as such term is defined in the Company Charter).  The Class B Common Stock held by the Section 251(h) Entities represents, in the aggregate, a majority of the voting power of the outstanding Common Stock.
Section 5.11 Financing.  Parent has delivered to the Special Committee a true and complete copy of a fully executed commitment letter dated on or about the date of this Agreement from the financial institutions identified therein (the “Debt Financing Sources”) (together with all exhibits, annexes, schedules and term sheets attached thereto, the “Debt Commitment Letter”), providing, subject to the terms and conditions therein, for debt financing in the amounts set forth therein (the “Debt Financing”). As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified, and, to the Knowledge of Parent, no such amendment or modification is contemplated (except for possible extensions thereof), and, to the Knowledge of Parent, none of the obligations and commitments contained in the Debt Commitment Letter have been withdrawn, terminated or rescinded in any respect and, to the Knowledge of Parent, no such withdrawal, termination or rescission is contemplated. Any and all commitment fees or other fees in connection with the Debt Commitment Letter that are due and payable on or prior to the date of this Agreement have been fully paid and any such amounts required to be paid pursuant to the terms of the Debt Commitment Letter will continue to be fully paid as and when they become due and payable on or prior to the Acceptance Time.  The Debt Commitment Letter is (x) a legal, valid and binding obligation of John P. Calamos, Sr., and, to the Knowledge of Parent, each of the other parties thereto, (y) enforceable in accordance with its terms against John P. Calamos, Sr., and, to the Knowledge of Parent, each of the other parties thereto, in each case except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles and (z) as of the date of this Agreement, in full force and effect.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of John P. Calamos, Sr. or, to the Knowledge of Parent, any other parties thereto under the Debt Commitment Letter. As of the date of this Agreement, assuming satisfaction or waiver of the conditions to Parent’s and Acquisitions Sub’s obligations to consummate the Offer and the Merger, Parent does not have any reason to believe that the conditions precedent set forth in the Debt Commitment Letter will not be satisfied at the Acceptance Time. The only conditions precedent related to the obligations of the Debt Financing Sources to fund the full amount of the Debt Financing are those expressly set forth in the Debt Commitment Letter.  There are no side letters or other Contracts or arrangements to which Parent or any of its Affiliates (including John P. Calamos, Sr.) is a party related to the Debt Financing other than as expressly contained in the Debt Commitment Letter delivered to the Special Committee prior to the date of this Agreement that would (A) impair the enforceability of the Debt Commitment Letter, (B) reduce the aggregate amount of any portion of the Debt Financing, (C) impose new or additional conditions precedent to the Debt Financing, (D) otherwise adversely modify any of the conditions precedent to the Debt Financing or (E) reasonably be expected to prevent, impair or materially delay the consummation of the Debt Financing.
Section 5.12  No Other Representations and Warranties.  Each of Parent and Acquisition Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Company and its Representatives do not make, and have not made, and Parent and Acquisition Sub are not relying upon, any representation or warranty whatsoever relating to the Company, its Subsidiaries, or any of its or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to the accuracy or completeness of any information (financial or otherwise) regarding the Company or any of its Subsidiaries furnished to Parent or its Representatives or made available to Parent and its Representatives.
ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS

Section 6.1  Certain Actions Pending Merger.  Except as required by applicable Law or as expressly contemplated by this Agreement, the Company covenants and agrees as to itself and the Company Subsidiaries that, after the date of this Agreement and prior to the Effective Time, the business of the Company and the Company Subsidiaries shall be conducted in all material respects in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, the Company and Company Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and keep available the services of the Company and its Subsidiaries’ present employees and agents.  Without limiting the generality of the foregoing, except as required by applicable Law or as expressly contemplated by this Agreement, the Company covenants and agrees as to itself and the Company Subsidiaries that, after the date of this Agreement and prior to the Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, without the prior written consent of Parent (not to be unreasonably withheld or delayed in the case of clauses (e) through (k) below (or clause (l) as it applies to clauses (e) through (k) below)) and without the prior written consent of the Board to the extent consistent with past practice of the Company (not to be unreasonably withheld or delayed):
(a)
(i) adjust, split, combine or reclassify any of its capital stock or other equity interests or (ii) set any record dates or payment dates for the payment of any dividends or distributions on its capital stock, or make, declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock, other than, in each case, any such dividends or distributions from any Company Subsidiary to the Company or any other Company Subsidiary;

(b)
issue, deliver, pledge, encumber, sell or purchase any shares of its capital stock or other equity interests, or rights, warrants or options to acquire, any such shares of capital stock or other equity interests, or propose to do any of the foregoing other than pursuant to Company Options or Company RSU Awards existing as of the date hereof;

(c)	amend its certificate of incorporation, bylaws or other organizational documents in any manner;
(d)
merge or consolidate with any other Person, or acquire any assets or capital stock of any other Person, other than acquisitions of assets in the ordinary course of business consistent with past practice;

(e)
(i) incur any long-term indebtedness for money borrowed or guarantee any such indebtedness of another Person in excess of $5,000,000, individually, or $10,000,000, in the aggregate, other than in the ordinary course of business, or (ii) make, or commit to make, any individual capital expenditures in excess of $5,000,000, other than in the ordinary course of business;

(f)	except as may be required by changes in applicable Law or GAAP, change any method, practice or principle of accounting;
(g)
enter into any new employment agreements with, or increase the compensation of, any officer or director of the Company or any Company Subsidiary (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or such Company Subsidiary), other than as required by Law or by written agreements in effect on or prior to the date of this Agreement with such person, or otherwise amend in any material respect any existing agreements with any such person or use its discretion to amend any

Benefit Plan or accelerate the vesting or any payment under any Benefit Plan, other than in the ordinary course of business;
(h)
settle or otherwise compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to (i) the Company or the Company Subsidiaries, other than in the ordinary course of business, or (ii) the Merger or the transactions contemplated by this Agreement, except for, after reasonable consultation with Parent, settlements that are solely to provide additional disclosure in the Schedule 14D-9;

(i)
sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its material properties or assets to any Person, except (i) in the ordinary course of business, (ii) pursuant to an agreement in effect on the date of this Agreement, or (iii) dispositions of obsolete assets;

(j)
make an investment in, or loan to, any Person, except the Company or the Company Subsidiaries, and except to the directors of the Company pursuant to any advancement obligations existing as of the date of this Agreement, other than in the ordinary course of business;

(k)	enter into, terminate or amend any material contract other than in the ordinary course of business; or
(l)	enter into any agreement to, or make any commitment to, take any of the actions prohibited by this Section 6.1.
Notwithstanding anything to the contrary contained herein, the payment of any distributions by the Company or the Company Subsidiaries that were approved by the Company Board or the governing body of such Company Subsidiary prior to the execution hereof shall not be prohibited hereby, and shall not constitute a breach of this Agreement.1
Section 6.2  No Solicitation; No Adverse Company Recommendation.
(a)
Except as expressly permitted by this Section 6.2, the Company shall not, and the Company shall not direct any of the Company Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”; provided, however, that none of Duff & Phelps, the members of the Special Committee, or the Special Committee’s attorneys shall be deemed Representatives of the Purchaser Group and Management for purposes of this Agreement) to, and shall direct the respective Representatives of the Company and the Company’s Subsidiaries not to, directly or indirectly:

1 NTD:  Capturing LLC Distribution.

(i)   initiate, solicit, or knowingly encourage, induce or assist any inquiry or the making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;
(ii)	execute or enter into any Contract with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to the terms and conditions of Section 6.2(b));
(iii)
engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of the Company Subsidiaries or afford access to the business, properties, assets, books, records or personnel of the Company or any of the Company Subsidiaries to any Person (other than Parent, Acquisition Sub, or any of their respective Affiliates or Representatives) with the intent to initiate, solicit, encourage, induce or assist the making, submission or commencement of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or

(iv)	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal;
provided, that notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and its and their Representatives may inform a Person or group of Persons that has made or, to the Knowledge of the Special Committee, is considering making, an Acquisition Proposal of the provisions of this Section 6.2.
(b)
Notwithstanding Section 6.2(a), from the date hereof until the Acceptance Time or, if earlier, the termination of this Agreement in accordance with Article VIII, following the receipt by the Company of an unsolicited bona fide written Acquisition Proposal, (i) the Company Board and the Special Committee shall be permitted to participate in discussions regarding such Acquisition Proposal solely to clarify the terms of such Acquisition Proposal and (ii) if the Company Board or any committee thereof (including the Special Committee) determines in good faith (A) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would result in a breach of its fiduciary duties, then the Company and its Representatives may, in response to such Acquisition Proposal, (x) furnish access and non-public information with respect to the Company and Company Subsidiaries to the Person who has made such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement and (y) participate in discussions and negotiations regarding such Acquisition Proposal.

(c)   The Company shall promptly (and, in any event, within one (1) Business Day) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Special Committee or, to the Knowledge of the Special Committee, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.
(d)
Except as set forth in Section 6.2(e) and Section 6.2(f), the Company Board or any committee thereof (including the Special Committee) shall not (i) withdraw, modify or amend the Board Recommendation in any manner materially adverse to Parent, (ii) approve, endorse or recommend an Acquisition Proposal or (iii) at any time following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable after a request in writing thereof by Parent (any of the above, an “Adverse Company Recommendation”); provided, that Parent shall not request the Company Board or any such committee to reaffirm its approval or recommendation on more than four (4) occasions.

(e)
Notwithstanding the foregoing, the Company Board or any committee thereof (including the Special Committee) may, at any time before the Acceptance Time or, if earlier, the termination of this Agreement in accordance with Article VIII, make an Adverse Company Recommendation in response to a Superior Proposal received by the Company Board or any committee thereof (including the Special Committee) after the date of this Agreement, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would result in a breach of its fiduciary duties, but only if:

(i)
the Company shall have first provided Parent prior written notice, at least three (3) Business Days in advance, that the Company Board or such committee intends to make such Adverse Company Recommendation and is prepared to terminate this Agreement and to enter into a Contract with respect to such Superior Proposal, which notice shall include the material terms and conditions of the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal, and copies of any Contracts that are proposed to be entered into with respect to such Superior Proposal; and

(ii)
during the three (3) Business Days after the receipt of such notice by Parent (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to Parent of a two (2) Business Day period which may, in whole or in part, run concurrently with the initial three (3) Business Day period), the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that there is no longer a basis for such Adverse Company Recommendation.
(f)
The Company Board or any committee thereof (including the Special Committee) may, at any time before the Acceptance Time, or if earlier, the termination of this Agreement in accordance with Article VIII, make an Adverse Company Recommendation in response to an Intervening Event if it has determined in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Company Recommendation is reasonably likely to be inconsistent with its fiduciary obligations under applicable Law, but only if:

(i)
the Company shall have first provided Parent prior written notice, at least three (3) Business Days in advance, that the Company Board or such committee intends to make such Adverse Company Recommendation; and

(ii)
during the three (3) Business Days after the receipt by Parent of such notice, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that there is no longer a basis for such Adverse Company Recommendation.

(g)
Nothing contained in this Section 6.2 or elsewhere in this Agreement shall be deemed to prohibit the Company Board or any committee thereof (including the Special Committee) from disclosing to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or such committee, after consultation with its outside counsel, failure to make such disclosure would be reasonably likely to be inconsistent with the Company Board’s or such committee’s fiduciary duties under applicable Law, provided, that if such disclosure does not reaffirm the Board Recommendation or has the substantive effect of withdrawing or adversely modifying the Board Recommendation, such disclosure shall be deemed to be an Adverse Company Recommendation (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed, in and of itself, to be an Adverse Company Recommendation).

(h)
Any violation of the restrictions set forth in this Section 6.2 by or at the direction of the Special Committee or any of its Representatives (other than any such Representatives that are also members or Representatives of the Purchaser Group and Management or whose violations of the restrictions set forth in this Section 6.2 occurred at the direction of the Purchaser Group and Management or any of its Representatives) shall be deemed to be a breach of this Section 6.2 by the Company.
Section 6.3  Reasonable Best Efforts.
(a)
Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each Party shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Annex A and Article VII are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable.  The terms of this Section 6.3 shall not limit the rights of the Company set forth in Section 6.2.

(b)
Without limiting the generality of Section 6.3(a), each Party shall use its reasonable best efforts to (i) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations or required to be taken by any Governmental Entity or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any Party, or to avoid an action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement, the consummation of the Merger and the transactions contemplated hereby, (iii) defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (iv) make, as promptly as practicable, appropriate filings under any applicable antitrust or anti-competition Law.

(c)
Each Party shall cooperate to obtain all consents, approvals or waivers from, or take other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement.

(d)
If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Parent shall promptly notify the Special Committee in writing and Parent and Acquisition Sub shall, and shall cause their Affiliates (including John P. Calamos, Sr.) to, use their commercially reasonable efforts to arrange and obtain, as promptly as practicable, in replacement thereof, alternative financing (including from alternative sources) in an amount at least equal to the amount available under the Debt Commitment Letter (or a lesser amount if determined by Parent) not less favorable to the borrower than the terms and conditions set forth in the Debt Commitment Letter (“Substitute Financing”). Parent shall deliver to the Special Committee true and complete copies of the debt commitment letters providing for the Substitute Financing (the “Substitute Financing Debt Commitment Letter”).

(e)    Prior to the Closing, the Company shall use reasonable efforts to provide, and shall use reasonable efforts to cause its Representatives to provide, in each case at Purchasers’ sole expense, such cooperation as may reasonably be requested by Purchasers that is customary and necessary in connection with arranging and obtaining any Debt Financing sought by Purchasers, including (in each case to the extent that the same is reasonably requested) with respect to (i) assisting in preparation for and participation in marketing efforts (including lender meetings, due diligence and drafting sessions, presentations, sessions with rating agencies and providing customary executed authorization and management representation letters and ratings agency engagement letters); (ii) providing on a timely basis to Purchasers reasonably requested financial and other pertinent information regarding the Company and any Company Subsidiary, including the Company’s unaudited consolidated balance sheet and the related statements of income and cash flows for each fiscal month within thirty (30) days following the end of each such fiscal month; (iii) taking such actions as are reasonably requested by Purchasers and the Debt Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing that are within its control; (iv) using its reasonable efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including participation in due diligence sessions; (v) cooperating reasonably with the Debt Financing Sources’ due diligence and with any efforts to obtain guarantees from the Company and obtain and perfect security interests in the equity of the Company or any of its Subsidiaries intended to constitute collateral securing such financing, with such cooperation occurring prior to or simultaneously with the Closing, but the execution of any guarantees or security arrangements not taking effect until the Closing, in each case, to the extent customary and reasonable; and (vi) to the extent applicable, executing and delivering any definitive financing agreements relating to the Debt Financing (“Definitive Financing Agreements”), subject to the occurrence of the Closing, reasonably requested by Purchasers in connection with the consummation of the Debt Financing.  The Company hereby consents to the use of its and its Subsidiary’s logos in connection with the Debt Financing; provided that, such logos are used solely for purposes of obtaining the Debt Financing and not in a manner that is intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of any of them or their marks.

Notwithstanding the foregoing, (1)  Purchasers shall ensure that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company (it being understood and agreed that the Company shall not be required to take any action that unreasonably interferes with its ongoing business or operations); (2) neither the Company nor its Subsidiaries shall be required to commit to take any action that (x) is not contingent upon the Closing, (y) would be effective prior to the Closing or (z) would encumber any assets of (i) the Company or (ii) any of the Company’s Subsidiaries prior to the Closing; and (3) neither the Company nor any of its

Representatives shall, in connection with the Debt Financing (A) be required to take any action that would result in a violation of applicable Law or breach of any Contract or subject it to actual or potential liability, or (B) be required to be disclose or provide any information the disclosure of which, in the reasonable judgment of the Company, is restricted by Contract, applicable Law, order, is subject to attorney-client privilege or could result in the disclosure of any trade secrets of third parties or violate any obligation of the Company or its Subsidiaries with respect to confidentiality.
Anything to the contrary herein notwithstanding, the Company shall not be in breach of its obligations pursuant to this Section 6.3 unless the failure of the Company to comply with any obligation hereunder was primarily the result of any action taken or omitted to be taken by or at the direction of the Special Committee or any of its Representatives (other than such Representatives who are also members or Representatives of the Purchaser Group and Management or whose actions or omissions from acting occurred at the direction of the Purchaser Group and Management or any of its Representatives).

Section 6.4  The Merger.  Following the consummation of the Offer, each of Parent, Acquisition Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement.  In furtherance and without limiting the generality of the foregoing, neither Parent nor Acquisition Sub nor the Company shall, or shall permit their respective Affiliates or Representatives to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.
Section 6.5  Access.  From the date of this Agreement to the Effective Time, the Company shall allow Parent and its Representatives reasonable access at all reasonable times to the personnel, auditors, offices, records and files, correspondence, audits and properties, as well as to all information relating to or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries.  No investigation by Parent or its Representatives pursuant to this Section 6.5, shall affect any representation or warranty of the Company in this Agreement.  Nothing in this Section 6.5 shall require the Company to permit any inspection of, or to disclose (i) any information concerning Acquisition Proposals, which shall be governed by Section 6.2, (ii) any information regarding the deliberations of the Company Board or any committee thereof (including the Special Committee) with respect to the Contemplated Transactions, the entry into the Agreement or any materials provided to the Company Board or any committee thereof (including the Special Committee) in connection therewith, (iii) materials prepared by the Company’s, the Company Board’s, or any committee’s (including the Special Committee’s) financial, accounting or legal advisors or which is subject to an attorney/client or an attorney work product privilege or (iv) any information the inspection or disclosure of which in the reasonable judgment of the Company would (x) violate any obligations with respect to confidentiality, provided, that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, or (y) result in a violation of any applicable Law, including federal or state securities, antitrust or privacy laws.

Section 6.6  Notification of Certain Matters.  From and after the date of this Agreement until the Effective Time, each Party shall promptly notify the other Parties of:
(a)	any change or event that would be reasonably likely to cause any of the conditions in Annex A or Article VII not to be satisfied or to cause the satisfaction thereof to be materially delayed;
(b)
any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Party, threatened against any Party which seeks to prohibit, prevent or materially delay consummation of the transactions contemplated hereby; and

(c)	any written notice received by such Party from any Person alleging that the consent of such Person is or may be required in connection with the Offer or the Merger;
provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not be deemed to be an amendment of this Agreement and shall not cure any breach of any representation or warranty hereunder.
Section 6.7  Public Announcements.  None of the Parties or their respective Affiliates will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other Parties (which consent will not be unreasonably withheld or delayed), except as may be required by applicable Law or stock exchange regulation.  The Parties will consult (to the extent reasonably practicable if disclosure is required by Law or stock exchange regulation) with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated by this Agreement, whether or not required by Law or stock exchange regulation.  Notwithstanding the foregoing, (a) each Party may, without such consultation or consent, respond to questions from press, analysts, investors or those attending industry conferences, and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Parties) and (b) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal (including any “stop, look and listen” release), Superior Proposal or Adverse Company Recommendation.
Section 6.8  Directors’ and Officers’ Indemnification.
(a)
All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of individuals who on or prior to the Effective Time were directors or officers of the Company (the “Covered Persons”) as provided in the Company Charter, the Company Bylaws, or the organizational documents of any Subsidiary of the Company (each as in effect as of the date of this Agreement) or any indemnification agreement between such Covered Person and the Company or any of its Subsidiaries shall survive the Merger.  The Certificate of Incorporation and the Bylaws will contain provisions with respect to indemnification, advancement of expenses and limitation of liability of directors and officers set forth in the Company Charter and Company Bylaws in effect as of the date of this Agreement.  These provisions may not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights of Covered Persons, unless such modification is required by Law and then only to the extent required by such applicable Law.
(b)
Without limiting the foregoing subsection or any rights of any Covered Person pursuant to any indemnification agreement, from the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Covered Person against all claims, losses, Liabilities, damages, judgments, settlements, fines, fees, costs or expenses, including reasonable attorneys’ fees (including attorneys’ fees incurred in advance of the final disposition of any such claim, action, suit, proceeding or investigation referred to below) and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law.  Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual claim, action, suit, proceeding or investigation for which indemnification could be sought by a Covered Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation or such Covered Person otherwise consents in writing to such settlement, compromise or consent.  Parent and the Surviving Corporation shall cooperate with a Covered Person in the defense of any matter for which such Covered Person could seek indemnification hereunder, in each case at its own expense.

(c)
The Company shall obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Contemplated Transactions) for the period beginning upon the Effective Time and ending six years from the Effective Time, covering each Covered Person on terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to each Covered Person than those of such policies in effect on the date of this Agreement.  Parent shall cause such policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation.  If the Company does not obtain, or the Surviving Corporation does not maintain, such “tail” insurance policies, then the Surviving Corporation shall provide, for a period of not less than six (6) years after the Effective Time, the Covered Persons who are currently covered by the Company’s existing director and officer insurance policy with an insurance policy (including by arranging for run-off coverage, if necessary) that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the existing policy so long as the Surviving Corporation is not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance before the date of this Agreement (such 300% amount being the “Maximum Premium”) and, if the Surviving Corporation is unable to obtain the insurance described in this sentence for an amount less than or equal to the Maximum Premium, then the Surviving Corporation shall instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.
(d)
The covenants contained in this Section 6.8 shall survive the Effective Time, and are intended to be for the benefit of, and shall be enforceable by, each Covered Person and their respective heirs and legal representatives, shall not be terminated or modified in such a manner as to adversely affect any Covered Person, and shall not be deemed exclusive of any other rights to which a Covered Person is entitled, whether pursuant to Law, Contract or otherwise.

(e)
In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.8.

(f)
Parent and the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Covered Person in successfully enforcing the indemnity and other obligations provided in this Section 6.8.

Section 6.9  Stockholder Litigation.  Each of the Parties shall give the other Parties the reasonable opportunity to participate in the defense of any stockholder litigation against any Party or their respective directors, officers or Affiliates, as applicable, relating to this Agreement and/or the transactions contemplated hereby.  Prior to the Effective Time, Parent shall not settle any action, claim, suit or proceeding related to the Offer, the Merger or the other Contemplated Transactions unless such settlement provides a full and unconditional release for the Company and each officer and director of the Company party to such litigation.

Section 6.10  Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be required to cause dispositions of Company equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
Section 6.11  Rule 14d-10(d) Exemption. Prior to the Acceptance Time, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors or employees (which agreement, arrangement or understanding, for the avoidance of doubt, shall be subject to the prior written consent of Parent and the Board to the extent provided for in Section 6.1) pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
Section 6.12  De-Listing; Etc. The Company shall use reasonable efforts to cooperate with Parent to cause the Class A Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.
Section 6.13  Transfer of Common Stock; Appraisal. From the date hereof until the Effective Time, no Section 251(h) Entity shall, and Parent shall cause each Section 251(h) Entity not to, Transfer, directly or indirectly, any shares of Common Stock or any Ownership Interests held by it as of the date of this Agreement (including, for the avoidance of doubt, any Class B Common Stock); provided, however, that this Section 6.13 shall not prevent Transfers of shares of Class B Common Stock or any Ownership Interests to a Person that is a Section 251(h) Entity on the date of commencement of the Offer and at the time of such Transfer (a “Permitted Transfer”) if (i) the transferee in such Permitted Transfer is a CFP Permitted Transferee (as such term is defined in the Company Charter), and (ii) following such Permitted Transfer, the representation in the last sentence of Section 5.10 shall be true and correct.  From the date hereof until the Effective Time, no Purchaser shall, and the Purchasers shall cause their Affiliates not to, demand appraisal of any shares of Common Stock owned, beneficially or of record, by any of the Purchasers or their Affiliates.
Section 6.14  Acquisition Sub Compliance.  Parent shall cause each of Acquisition Sub and the Surviving Corporation, as applicable, to comply promptly with all of their respective obligations under this Agreement.  Acquisition Sub shall not engage in any activities of any nature except as provided in, contemplated by, or necessary to fulfill its obligations under, this Agreement.
Section 6.15  Takeover Statutes.  If any Takeover Statute is or becomes applicable to any of the Contemplated Transactions, each of Parent and the Company will use its reasonable best efforts to grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise to act to eliminate or minimize to the extent practicable the effect of any Takeover Statute on any of the Contemplated Transactions.
ARTICLE VII

CONDITIONS PRECEDENT
Section 7.1  Conditions to each Party’s Obligation to Effect the Merger.  The respective obligation of each Party to effect the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions:
(a)	Purchase of Class A Common Stock. Acquisition Sub shall have accepted for purchase all shares of Class A Common Stock validly tendered and not validly withdrawn pursuant to the Offer.
(b)
No Injunctions or Restraints; Illegality.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, or any order, decree or ruling, whether temporary, preliminary or permanent, that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other Contemplated Transactions; provided that prior to asserting this condition, the Party asserting this condition shall have complied with Section 6.3.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination Prior to the Acceptance Time.  This Agreement may be terminated, whether before or after the adoption of this Agreement by the sole stockholder of Acquisition Sub, and the Offer may be abandoned at any time prior to the Acceptance Time (it being agreed that the Party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other Party or Parties hereto):
(a)	by mutual written agreement of Parent, Acquisition Sub, and the Company; or
(b)
by either Parent or the Company, if the Acceptance Time shall not have occurred by the close of business on May 17, 2017, (the “Termination Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 8.l(b) shall not be available to any Party hereto whose (or whose Affiliate’s) breach of any representation, warranty or covenant under this Agreement has caused or resulted in the failure of the Acceptance Time to occur on or before the Termination Date; or

(c)
by either Parent or the Company, if a court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or any non-appealable final order, decree or ruling, or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, shares of Class A Common Stock pursuant to the Offer or consummation of the Merger; provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if a breach of any representation, warranty or covenant under this Agreement by such Party (or any Affiliate of such Party) has been the principal cause of or resulted in the issuance of any such order, decree, ruling or other action; or
(d)
by the Company, in the event that (i) the Company is not then in material breach of this Agreement, (ii) Parent and/or Acquisition Sub shall have breached or otherwise violated any of their respective covenants or agreements, or other material obligations under this Agreement, or any of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have become inaccurate, which breach, violations or inaccuracies would reasonably be expected to have a Parent Material Adverse Effect and (iii) such breach, violation or inaccuracy described in clause (ii) is not capable of being cured or is not cured within twenty (20) Business Days following the Company’s delivery of written notice to Parent of such breach or violation; or

(e)
by Parent, in the event that (i) (A) Parent and Acquisition Sub are not then in material breach of this Agreement, (B) the Company shall have breached or otherwise violated any of its material covenants or agreements or other material obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Offer set forth on Annex A are not capable of being satisfied by the Termination Date, and (C) such breach, violation or inaccuracy described in clause (B) is not capable of being cured or is not cured with twenty (20) Business Days following Parent’s delivery of written notice to the Company of such breach or violation, or (ii) there has been a Material Adverse Effect such that any of the conditions to the Offer set forth on Annex A are not capable of being satisfied by the Termination Date; or

(f)
by the Company, in the event that (i) the Company Board shall have effected an Adverse Company Recommendation in accordance with the terms set forth in Section 6.2 and (ii) the Company pays Parent the Termination Fee payable to Parent pursuant to Section 8.3(b)(ii); or

(g)
by Parent, in the event that (i) the Company Board or any committee thereof (including the Special Committee) shall have effected or resolved to effect an Adverse Company Recommendation, or (ii) a tender or exchange offer relating to the Company’s securities shall have been commenced by a Person unaffiliated with Parent and (A) the Company shall not have sent to the holders of Class A Common Stock pursuant to Rule 14D-9 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer and reaffirming the Company Board’s recommendation that the holders of Class A Common Stock tender their shares of Class A Common Stock to Acquisition Sub pursuant to the Offer or (B) the Company Board or any committee thereof (including the Special Committee) shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer; provided, that any such termination must occur within the earlier of the Business Day prior to the Termination Date and five (5) Business Days of the event triggering such termination right; or
(h)
by the Company (A) if, for any reason, Acquisition Sub shall have failed to commence the Offer by the date that is seven (7) Business Days after the date of this Agreement, (B) upon two (2) Business Days’ notice to Parent, if, for any reason, Acquisition Sub shall have failed to irrevocably accept for purchase (on the terms and subject to the conditions set forth in this Agreement and the Offer) all shares of Class A Common Stock validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may be extended), or (C) upon any inaccuracy in the representation set forth in Section 5.10 or any breach of Section 6.13 hereof; or

Section 8.2  Notice of Termination; Effect of Termination.  Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties hereto, as applicable.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any Party or Parties hereto, as applicable (or any director, officer, employee, Affiliate, agent or other Representative of such Party or Parties) to the other Party or Parties hereto, as applicable, except (a) for the terms of this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any Party or Parties hereto, as applicable, from any liability or damages resulting from any willful or intentional breach of this Agreement that occurs prior to such termination, in which case the aggrieved Party shall be entitled to all remedies available at Law or in equity.
Section 8.3  Fees, Expenses and Special Dividend.
(a)
General.  Except as set forth in Section 6.3(e) and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated.

(b)	Termination Fee.
(i)
In the event that this Agreement is terminated by the Company pursuant to Section 8.1(f), the Company shall pay to Parent the Termination Fee, within two (2) Business Days after demand by Parent, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(ii)	In the event that this Agreement is terminated by Parent pursuant to Section 8.1(g), the Company shall pay to Parent the Termination Fee,

within two (2) Business Days after demand by Parent, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent,
(c)    Sole Remedy.  The payment by the Company of the Termination Fee pursuant to Section 8.3(b) shall be the sole and exclusive remedy of Parent and Acquisition Sub in the event of termination of this Agreement under circumstances requiring the payment of a Termination Fee pursuant to Section 8.3(b).
(d)
Single Payment Only.  The Parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and by reason of the occurrence of different events.

(e)
Consequence of Non-Payment.  The Company acknowledges that the agreements contained in Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest at a rate per annum equal to the prime lending rate prevailing during the period as published in The Wall Street Journal.

(f)
Special Dividend.  In the event that, after the occurrence of a Financing Extension, this Agreement is terminated (other than pursuant to Section 8.1(a), Section 8.1(c), Section 8.1(d), Section 8.1(e), Section 8.1(f), Section 8.1(g) or Section 8.1(h)(C)), the Company shall declare, and none of the Purchasers shall take any action to prevent the Company from declaring, as promptly as practicable and in any event within two Business Days of such termination, a special one-time cash dividend on the Class A Common Stock in the amount of sixty-five cents ($0.65) per share, and such dividend shall be paid as promptly as practicable thereafter.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time, and none of the Purchasers and the Company, their respective Affiliates and any of the officers, directors, employees, members or stockholders of any of the foregoing, will have any Liability whatsoever with respect to any such representation or warranty after such time.  This Section 9.1 will not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 9.2  Amendment.  Except as specified otherwise herein, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented, only by an agreement, in writing, executed by all the Parties hereto.
Section 9.3 Waiver
The rights and remedies of the Parties are cumulative and not alternative.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  At any time prior to the Effective Time, any of the Parties may extend the time for the performance of any of the obligations or other acts of any of the other Party or Parties, as the case may be; or waive compliance with any of the agreements of the other Party or Parties, as the case may be, or fulfillment of any conditions (to the extent any such condition may be waived) to its own obligations under this Agreement.
Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.
Section 9.4  Applicable Law; Jurisdiction; Specific Performance.
(a)
This Agreement will be governed by the Laws of the State of Delaware without regard to the conflicts of law principles thereof.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and the Parties hereby (i) irrevocably submit to the exclusive jurisdiction and venue of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding, (ii) irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding in such courts, and (iii) agree that service of process upon such party in any action or proceeding in such courts shall be effective if given in accordance with Section 9.5 of this Agreement or in such other manner as may be permitted by applicable Law.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties.  The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b)
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this

Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) without posting any bond or other undertaking, this being in addition to any other remedy to which such Party is entitled at Law or in equity.  In the event that any action shall be brought by a Party in equity to enforce the provisions of the Agreement, no other Party shall allege, and each hereby waives the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity.
Section 9.5  Notices.  All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if delivered in person, on the day of such delivery, (b) if by facsimile, on the day on which such facsimile was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the fifth Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.
If to the Company, to:
Calamos Asset Management, Inc.
Attention: Mr. Thomas Eggers
Fax Number: ________
with a copy to:
Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street
Wilmington, DE 19805
Attention:  Kenneth Nachbar, Esq.
Facsimile:  302-422-3013
Attention:  Eric S. Klinger-Wilensky, Esq.
 Facsimile:  302-498-6220
If to Parent or Acquisition Sub, to:
John P. Calamos, Sr.
2020 Calamos Court
Naperville, Illinois 60563

Facsimile: (630) 245-6831

with a copy to:
General Counsel
2020 Calamos Court
Naperville, Illinois 60563

Facsimile: (630) 245-6831

And
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY  10036
Attention:  Thomas E. Constance, Esq.
Facsimile: (212) 715-8000
Attention:  Peter G. Smith, Esq.
Facsimile:  (212) 715-8000

Section 9.6  Agreement.  This Agreement (including the documents and instruments referred to in this Agreement and the exhibits and annexes hereto) contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.
Section 9.7  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party or Parties, as the case may be; provided, however, each of Parent and Acquisition Sub may assign its rights under this Agreement without such prior written consent to any of its Affiliates; provided further, that any such assignment shall not relieve such Party of its obligations hereunder.  Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent required under this Section 9.7 shall be void and of no effect.
Section 9.8  Construction; Interpretation.
(a)
The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(b)	Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(c)	References to “$” mean U.S. dollars.
(d)	References herein to a specific Section, Subsection, Recital, Schedule or Annex shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Annexes of this Agreement.
(e)	Wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”.
(f)	References herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder.
(g)	References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof.
(h)	The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.
(i)
If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(j)
References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

Section 9.9  Counterparts; pdf.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which will be considered one and the same agreement.  This Agreement may be executed through the use of .pdf, .tif or other similar types of electronic signatures.
Section 9.10  Transfer Taxes.  Parent shall pay all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.  Purchasers shall file all necessary documents (including, but not limited to, all Tax returns) with respect to all such amounts.
Section 9.11  No Third Party Beneficiaries.  Except as provided in Section 6.8, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement; provided, that, (i) from and after the Acceptance Time, the provisions of Article II relating to the payment of the Offer Price shall be enforceable by the holders of Class A Common Stock immediately prior to the Acceptance Time who validly tendered and did not withdraw shares of Class A Common Stock pursuant to the Offer and (ii) following the Effective Time, the provisions of Article III relating to the payment of the Merger Consideration shall be enforceable by the holders of Common Stock immediately prior to the Effective Time.
Section 9.12  Waiver of Trial by Jury.
(a)
EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER, THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES

AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS AGREEMENT.
Section 9.13  Severability; Enforcement.
Any term or provision of this Agreement that is held invalid or unenforceable in any jurisdiction by a court of competent jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be held unenforceable by a court of competent jurisdiction, such provision shall be interpreted to be only so broad as is enforceable.
Section 9.14  Special Committee Approval.  Prior to the Effective Date, no amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company or the Company Board with respect to this Agreement without first obtaining the approval of the Special Committee.
Section 9.15  Knowledge of Inaccuracies and Certain Breaches.  Neither Parent nor Acquisition Sub shall have any right to (a) rely on the failure of a condition in Annex A or to terminate this Agreement under Article VIII or claim any damage or seek any other remedy at Law or in equity for any breach of or inaccuracy in any representation or warranty made by the Company in this Agreement to the extent Parent or Acquisition Sub had Knowledge of any facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty as of the date hereof, or (b) rely on the failure of a condition set forth in Annex A or terminate this Agreement under Article VIII or claim any damage or seek any other remedy at Law or in equity in connection with any action that any member of the Purchaser Group and Management caused the Company to take or omit from taking.
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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

CALAMOS PARTNERS LLC

By:	/s/John P. Calamos, Sr.
Name: John P. Calamos, Sr.
Title: Chief Executive Officer

CPCM ACQUISITION, INC.

By:	/s/John P. Calamos, Sr.
Name: John P. Calamos, Sr.
Title: President

CALAMOS ASSET MANAGEMENT, INC.

By:	/s/Thomas E. Herman
Name: Thomas E. Herman
Title: Chief Financial Officer

ANNEX A
CONDITIONS TO THE OFFER
Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of January 10, 2017 (the “Agreement”), by and among Calamos Partners LLC, a Delaware limited liability company (“Parent”), CPCM Acquisition, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), and Calamos Asset Management, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Acquisition Sub to extend the Offer pursuant to the terms and conditions of the Agreement, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Acquisition Sub to pay for or return tendered shares of Class A Common Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Class A Common Stock that are validly tendered pursuant to the Offer and not validly withdrawn prior to the expiration of the Offer, and may extend, terminate or amend the Offer, in each case, only to the extent provided by the Agreement, in the event that, as of immediately prior to the expiration of the Offer, any of the following shall have occurred and continue to exist:
1. any Governmental Entity of competent jurisdiction in the United States shall have (i) enacted, issued, promulgated or enforced any Law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of shares of Class A Common Stock by Parent or Acquisition Sub, or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of shares of Class A Common Stock by Parent or Acquisition Sub, or the Merger in the United States, or (ii) issued or entered any Judgment, decree or ruling that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States; provided, that Parent and Acquisition Sub have used commercially reasonable efforts to oppose any such Law or Judgment;
2. (i) any representation and warranty of the Company contained in the first sentence of Section 4.1(a) or Section 4.8(b) shall not be true and correct, or any representation and warranty of the Company contained in the second sentence of Section 4.1(a) or Section 4.2 (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” qualifiers set forth therein), Section 4.3, Section 4.4, or Section 4.5 shall not be true and correct in all material respects, immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), or (ii) any other representation and warranty of the Company contained in the Agreement (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” qualifiers set forth therein) shall not be true and correct in all respects at and as of the Acceptance Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3. the Company shall have failed to perform in all material respects any obligations, agreements or covenants to be performed, or complied with, by it under the Agreement at or prior to the expiration of the Offer;
4. a Material Adverse Effect shall have arisen or occurred following the execution and delivery of the Agreement that is continuing as of immediately prior to the expiration of the Offer;
5. the number of shares of Class A Common Stock as to which a properly executed notice of appraisal has been received by the Company and not withdrawn as of immediately prior to the expiration of the Offer exceeds 15% of the outstanding shares of Class A Common Stock;
6. there shall have occurred (i) a declaration of war by the United States Congress or (ii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s 500 Index by an amount in excess of 25% measured from the close of business on the date of the Agreement;
7. there shall have occurred a United States government declaration of a banking moratorium lasting more than 24 hours or any general suspension of payments in respect of, or extension of credit by, JP Morgan Chase Bank; or
8. the Agreement shall have been terminated in accordance with its terms.
The foregoing conditions are for the sole benefit of Parent and Acquisition Sub, may be asserted by Parent or Acquisition Sub and may be waived by Parent or Acquisition Sub in whole or in part at any time and from time to time in the sole discretion of Parent or Acquisition Sub, subject in each case to the terms of the Agreement.  The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.